UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2021

APPLIED GENETIC TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36370	59-3553710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14193 NW 119th Terrace

Suite 10

Alachua, Florida, 32165

(Address of principal executive offices) (Zip Code)

(386) 462-2204

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AGTC	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 14, 2021, Applied Genetic Technologies Corporation (the “Company”) announced the appointment of Susan Schneider, 63, as the Company’s Chief Medical Officer beginning on November 8, 2021. On October 14, 2021, the Company entered into an employment agreement with Dr. Schneider (the “Employment Agreement”). Pursuant to the Employment Agreement, Dr. Schneider’s employment with the Company will be on an at-will basis, she will be paid an annual base salary of $455,000 and she will be eligible for an annual bonus targeted at 40% of her base salary. The Company will also award Dr. Schneider a signing bonus of $100,000, provided that, in the event of Dr. Schneider’s termination by the Company for Cause (as defined in the Employment Agreement) or by Dr. Schneider other than for Good Reason (as defined in the Employment Agreement) at any time prior to the two year anniversary of her start date, Dr. Schneider will be required to return a pro-rata portion of the signing bonus. In connection with her start date, Dr. Schneider will be awarded an option to purchase 180,000 shares of the Company’s common stock, subject to her continued employment with the Company, which will vest over four years, with 25% vesting after the first anniversary of the grant date. Dr. Schneider will be required to enter into the Company’s standard Nondisclosure, Inventions and Non-Competition Agreement.

Provided that Dr. Schneider is employed for at least six months, she will be eligible to receive certain severance benefits in connection with a termination of her employment by the Company without Cause or by Dr. Schneider for Good Reason, in each case, subject to execution of a mutually acceptable release and settlement agreement. If such termination occurs, Dr. Schneider shall be entitled to receive nine months of her then current base salary, including the pro rata portion of her target bonus and the Company portion of COBRA premiums for twelve months. In the event such a termination occurs within twelve months of a Change of Control (as defined in the Employment Agreement) and Dr. Schneider has been employed for less than six months, Dr. Schneider will be entitled to receive nine months of her then current base salary and the Company portion of COBRA premiums for nine months. In the event such a termination occurs within twelve months of a Change of Control (as defined in the Employment Agreement) and Dr. Schneider has been employed for at least six months, Dr. Schneider will be entitled to receive twelve months of her then current base salary, the full amount of her annual target bonus and the Company portion of COBRA premiums for twelve months.

Dr. Schneider has over fifteen years of experience as an executive and medical professional at biotechnology companies with early and late stage ophthalmic development programs in multiple disease indications. From September 2020 to October 2021, Dr. Schneider was Senior Vice President of Clinical Development, Ophthalmology at Ji Xing Pharmaceuticals, a biotechnology company. Prior to that, Dr. Schneider was Senior Vice President of Clinical Development, Ophthalmology at Eloxx Pharmaceuticals, a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates, from March 2019 to March 2020 and she was Chief Medical Officer at Oxurion NV (formerly ThromboGenics NV), a biopharmaceutical company developing treatments to preserve vision for patients with diseases affecting the back of the eye, from November 2017 to November 2018. Dr. Schneider worked at Allergan plc, a pharmaceutical company, from July 2014 through October 2017, first as Vice President, Therapeutic Area Head Glaucoma and Wet AMD until 2015 and then as Vice President and Therapeutic Area Head Glaucoma and Retina through October 2017. Dr. Schneider earned an M.D. from the Medical College of Pennsylvania and a B.A. from the University of Pennsylvania.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 14, 2021, the Company issued a press release announcing the appointment of Susan Schneider as the Company’s Chief Medical Officer and Sarah C. DiSalvatore as the Company’s Vice President of Clinical Operations. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 14, 2021, by and between the Company and Susan Schneider.

99.1	Press release dated October 14, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED GENETIC TECHNOLOGIES CORPORATION

By:	/s/ Susan B. Washer
Susan B. Washer
President and Chief Executive Officer

Date: October 14, 2021

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